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Exhibit 5.1

[ATERWYNNE LLP LETTERHEAD]

August 20, 2004

Board of Directors
Pixelworks, Inc.
8100 SW Nyberg Road
Tualatin, OR 97062

Re:
Legality of Securities to be Registered Under
Registration Statement on Form S-3

Ladies and Gentlemen:

        You have requested our opinion with respect to certain matters in connection with the filing by Pixelworks, Inc., an Oregon corporation (the "Company"), of a Registration Statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission pursuant to which the Company is registering under the Securities Act of 1933, as amended, the resale by the holders thereof of a total of $150,000,000 principal amount of 1.75% Convertible Subordinated Debentures due 2024 (the "Debentures") and the shares of common stock issuable upon conversion thereof (the "Shares"). The Debentures were issued pursuant to the Indenture dated May 18, 2004 between the Company and Wells Fargo Bank, National Association (the "Indenture"). In addition, the Registration Statement will register the resale of 2,421,627 shares of the Company's common stock held by certain employees of the Company having registration rights pursuant to the Company's Third Amended Registration Rights Agreement (the "Insider Shares").

        In connection with this opinion, we have examined copies of the Indenture, the Debentures and such other documents as we considered appropriate and have made such other inquiries and investigations of law as we have deemed necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

        Our opinion is expressed only with respect to the federal laws of the United States of America and the laws of the State of Oregon. We express no opinion as to whether the laws of any particular jurisdiction other than those identified above are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any federal or state law, rule or regulation relating to securities, or to the sale or issuance thereof.

        On the basis of the foregoing and in reliance thereon, we are of the opinion that:

(1)
the Company has been duly incorporated and is validly existing as a corporation under the laws of the State of Oregon and has the corporate power and authority to execute deliver and perform its obligations under the Indenture and the Debentures;

(2)
the Indenture and the Debentures have been duly authorized by all necessary action on the part of the Company and have been duly executed and delivered by the Company;

(3)
the Shares have been duly authorized and, when issued upon conversion of the Debentures against payment of the conversion price in accordance with the terms of the Indenture, will be validly issued, fully paid and nonassessable; and

(4)
the Insider Shares have been validly issued and are fully paid and nonassessable.

        We hereby consent to the filing of this opinion as an exhibit to the above-mentioned Registration Statement and to the reference to this firm under the caption "Legal Matters" in the Prospectus included in the Registration Statement.

Very truly yours,
/s/ Ater Wynne LLP

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  Exhibit 5.1